Exhibit 99.1

DRAFT RELEASE

ICONIX BRAND GROUP REPURCHASES UP TO $105 MILLION OF ITS 2018 CONVERTIBLE NOTES

NEW YORK, New York—June 13, 2016—Iconix Brand Group, Inc. (Nasdaq: ICON) (“Iconix” or the “Company”), announced that it has entered into separate, privately negotiated exchange agreements with certain holders of approximately $105 million in principal amount of the Company’s outstanding 1.50% Convertible Senior Subordinated Notes due March 2018 (the “Notes”). Prior to these transactions, the principal amount of the Notes outstanding was $400 million. Pursuant to these agreements, the Company may retire up to approximately $105 million in aggregate principal amount of the Notes in exchange for aggregate cash payments of up to approximately $35.2 million, and approximately 6.8 million shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The final number of a portion of the Shares may be adjusted based on a number of factors, including, among others, the volume weighted average price of the Common Stock during the term of the agreements and limitations imposed by a minimum share trading price on any trading day.

Dave Jones, CFO of Iconix, commented “We are very pleased to have negotiated the opportunistic repurchase of a portion of our outstanding convertible notes at what we believe to be an attractive discount. Given the repurchase price of the notes, we were able to retire a future debt obligation for significantly less than its face amount. This debt reduction, combined with the issuance of equity, allows us to enhance our financial flexibility and fulfills one of our principal goals of proactively reducing our leverage over time. We believe these transactions improve our ability to create long-term shareholder value.”

To reflect the additional shares issued in this transaction, the financing fees and the interest savings, the Company is revising down its 2016 GAAP diluted EPS guidance by $0.04 to a range of $0.71 to $0.86, and its non-GAAP diluted EPS guidance by $0.09 to a range of $1.06 to $1.21. This revision is based on the Company’s estimates and is subject to adjustment for the final number of the Shares issued at the end of the term of the agreement. This revision does not reflect a potential gain or loss on the repurchase of the Notes at a discount.

Forecasted Non-GAAP Diluted EPS Reconciliation: (1)	Year Ending
	Dec. 31, 2016
	Low	High
Forecasted GAAP diluted EPS	$0.71	$0.86
Special charges, net of tax	$0.11	$0.11
Adjustments for non-cash interest related to ASC 470, net of tax, and incremental dilutive shares covered by hedges	$0.24	$0.24

Forecasted Non-GAAP Diluted EPS	$1.06	$1.21

(1) Non-GAAP diluted EPS is non-GAAP financial measures which represents net income excluding any non-cash interest related to ASC Topic 470, non-cash non-recurring gains and charges, foreign currency translation gains and losses, and charges related to professional fees associated with the continuing correspondence with the Staff of the SEC, the SEC investigation, the previously disclosed class action and derivative litigations, and costs related to the transition of Iconix management, all net of tax, and any incremental dilutive shares related to our convertible notes that are covered by their respective hedges. The Company believes these are useful financial measures in evaluating its financial condition.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including: CANDIE’S (R), BONGO (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), MOSSIMO (R), LONDON FOG (R), OCEAN PACIFIC (R), DANSKIN (R), ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R), SHARPER IMAGE (R), UMBRO (R), LEE COOPER (R), ECKO UNLTD. (R), MARC ECKO (R), ARTFUL DODGER and STRAWBERRY SHORTCAKE (R). In addition, Iconix owns interests in the MATERIAL GIRL (R), PEANUTS (R), ED HARDY (R), TRUTH OR DARE (R), MODERN AMUSEMENT (R), BUFFALO (R), NICK GRAHAM (R) and PONY (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and equity.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company’s beliefs and expectations about future performance and, in some cases, may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek” and similar terms or phrases. These statements include, among others, statements relating to additional information that may require the Company to restate further the financial statements and other financial data in the periods impacted by the restatement and/or additional historical periods. These statements are based on the Company’s beliefs and assumptions, which in turn are based on currently available information. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company’s business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company’s ability to control or predict. Important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability of the Company’s licensees to maintain their license agreements or to produce and market products bearing the Company’s brand names, the Company’s ability to retain and negotiate favorable licenses, the Company’s ability to meet its outstanding debt obligations and the events and risks referenced in the sections titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q and in other documents filed or furnished with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and, except as required by applicable law, the Company undertakes no obligation to update or revise publicly any forward-looking statements.

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Contact Information:

Jaime Sheinheit

Iconix Brand Group

jsheinheit@iconixbrand.com

212.730.0030